SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 20, 2004

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated July 19, 2004.

Item 12.	Results of Operations and Financial Condition.

On July 19, 2004, FNBH Bancorp, Inc. issued a press release announcing second quarter results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 20, 2004	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated July 19, 2004 with respect to second quarter results.

EXHIBIT 99.1

FNBH Bancorp, Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced its operating results for the six months ended June 30, 2004. Net income was $2,771,000, a 4.8% increase over last year’s first half earnings of $2,645,000. Basic and diluted net income per share was $.87, an increase of $.03 (3.6%) compared to the same period last year. Return on assets decreased to 1.26% compared to 1.28% last year and return on equity decreased to 13.17% compared to 13.81% last year.

The increase in earnings was caused primarily by the recognition of a $299,000 nonrecurring gain on the sale of property held for sale and an increase in net interest income of $176,000 (1.9%). The increase in net interest income was the result of lower interest expense as a result of the continued low rate environment, partially offset by a decrease in interest income as a result of lower yields on earning assets. The net interest margin for the six months ended June 30, 2004 was 4.53% compared to 4.75% at June 30, 2003. Offsetting these gains was an increase in the loan loss provision of $95,000 in 2004 over the comparable period in 2003. The provision was increased in 2004 based on an analysis of potential losses inherent in the loan portfolio which is being affected by the current economy and higher overall delinquencies.

Average loan balances at June 30, 2004 are $342 million, an increase of $1 million from December 31, 2003 and $7 million from June 30, 2003. Average investment securities balances, including short term investments at June 30, 2004 are $75 million, an increase of $17 million from December 31, 2003 and $18 million from June 30, 2003. Average deposit balances at June 30, 2004 are $390 million, an increase of $16 million from December 31, 2003 and $21 million from June 30, 2003. Non-performing loans of $2,216,000 at June 30, 2004 have decreased compared to the yearend level of $4,293,000 at December 31, 2003, and the $6,496,000 level at June 30, 2003.

Non-interest expense increased $267,000 (4.1%) during the first six months of 2004 compared to the first half of 2003 primarily due to the costs associated with a new branch including additional salary expense and occupancy costs as well as outside auditing fees due to increased reporting for 2004 under the Sarbanes-Oxley Act.

At June 30, 2004, assets totaled $449 million, an increase of 4.8% over June 30, 2003 and remain virtually unchanged from December 31, 2003. Short term investments, certificates of deposit and investment securities at June 30, 2004 increased $16 million (22.1%) from December 31, 2003 and $37 million (68.9%) from June 30, 2003 as excess funds were available for investment as a result of a softening in loan demand and growth in deposits during the first half of 2004. Deposits decreased to $398 million at June 30, 2004 from $399 million (.2%) at December 31, 2003, and increased $23 million (6.0%) from $376 million at June 30, 2003. Loans decreased $14 million (4.0%) from December 31, 2003 and $11 million (3.2%) from June 30, 2003. The decrease occurred in commercial loans, the result of weak demand and increased competition. The Company continues to enjoy a strong capital position with an 8.5% increase in capital since June 30, 2003.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock price can be found on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes at (800)800-4693.